Exhibit 23.2

Victor Tshuva & Co. – Law Offices
3 Hayezira Street (S.A.P. Building – 7th floor)
Ramat-Gan, Israel, 52521

September 2015

Dear Sirs

L&S Light & Strong , Ltd.

We have acted as Israeli legal advisers to L&S Light & Strong , Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “ Registration Statement ”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain Securities representing the Company’s  ordinary shares of no par value each (the “ Shares ”).

We hereby consent to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Victor Tshuva & Co.